Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Peoples Financial Corporation on Form S8 No. 333-144181 of our report dated June 27, 2025, on our audits of the financial statements of Peoples Financial Corporation 401(k) Profit Sharing Plan as of December 31, 2024 and 2023, and for the years then ended and supplemental schedule as of December 31, 2024, which report is included in this Annual Report on Form 11-K to be filed on or about June 27, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Baton Rouge, Louisiana

June 27, 2025